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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made this 19th day of April, 1996 by and between Aristo International Corporation, a Delaware corporation, (the "Corporation"), and Nolan Bushnell (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Corporation desires to employ the Employee to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement;

         WHEREAS, the Employee desires to be employed by the Corporation and to render the services related thereto;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Corporation and the Employee agree to the terms and conditions of this Agreement, mutually intending and agreeing further to be legally bound thereby.

         1. Employment. The Corporation hereby employs the Employee and the Employee accepts such employment upon the terms and conditions herein set forth. During the Initial Term of Employment (as hereinafter defined), Employee may perform Employee's duties at the principal office of the Corporation in New York and at an office to be established in Northern California. In no event, however, except in the event of disability, shall the Employee spend less than five (5) days a month in New York conducting business on behalf of the Corporation.

         2. Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence on July 1, 1996 and shall continue for a period of one (1) year thereafter (the "Initial Term of Employment"). Thereafter, this Agreement shall continue for successive one (1) year periods (each one year period hereinafter referred to as the "Extended Term of Employment") unless the Corporation or the Employee elects to terminate this Agreement as provided below. If either Corporation or the Employee elects to terminate this Agreement upon the expiration of the Initial Term of Employment, or the Extended Term of Employment, such party shall provide the other party with written notice of election to terminate at least forty-five (45) days prior to the last day of the Initial Term of Employment or the Extended Term of Employment, as the case may be. (Unless otherwise indicated, the phrase "Term of Employment" shall include the "Initial Term of Employment" and the "Extended Term of Employment").

         3. Duties. The Corporation hereby employs Employee and Employee hereby agrees to serve as President of a newly formed or acquired subsidiary to be engaged in the video game and Internet game business. Employee shall also serve as Director of Strategic Planning for the Corporation. Employee agrees to perform such services consistent with Employee's position as shall, from time to time, be assigned to employee by the Board of Directors of the Corporation and its Chief Executive Officer and such services customary to such offices as are necessary to the
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operations of the Corporation and its subsidiaries. The Employee agrees that he will devote substantially all of his time and attention during regular business hours to the business and affairs of the Corporation.

         4.       Compensation.

                  (a) Salary: Effective July 1, 1996 and during the remainder of the Initial Term of Employment, the Corporation agrees to pay the Employee as compensation a salary at the rate of $300,000 per annum. During the Extended Term of Employment, if applicable, the Employee shall be compensated for his services at a rate determined by the Board of Directors; provided, however, that unless agreed to by the Employee, such rate of compensation shall not be less than the Employee's salary during the Initial Term of Employment. The aforesaid compensation shall be paid to the Employee in accordance with the payroll policies of the Corporation to which other executive employees of the Corporation are subject. The Board of Directors of the Corporation may review the Employee's compensation on each anniversary date during the Extended Term of Employment hereunder, and shall adjust the compensation by such amount, if any, as it shall deem appropriate; provided, however, that unless agreed to by the Employee, such compensation shall be at least equal to the Employee's compensation during the Initial Term of Employment.

                  (b) Bonuses: During the Term of Employment, the Corporation agrees to pay the Employee an annual discretionary bonus, if such bonus is authorized and declared by the Board of Directors of the Corporation. The Employee shall also receive a one-time bonus of $30,000 upon the closing of a public offering of the Corporation.

                  (c) Expenses: In addition to the remuneration described in paragraph (a) of this Section 4, the Corporation shall reimburse the Employee upon the submission of the proper documentation in accordance with the standard procedures of the Corporation for all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, including, but not limited to, the Employee's entertainment, travel, lodging, meals, telephone, automobile and transportation expenses.

                  (d) Taxes: All payments under this Agreement shall be subject to reduction by the amount of any applicable federal, state and local income, withholding, social security and other taxes, state disability insurance, and any other items which may be required by or authorized to be deducted by law.

         5. Benefits. During the Initial and Extended Terms of Employment, the Employee shall be included in such health, vacation, disability, life insurance and pension plans (to the extent he is eligible under such plans) which may from time to time be available to executive employees of comparable experience and responsibility of the Corporation which are approved by the Board of Directors of the Corporation in its sole and absolute discretion.


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         6. Covenants of Employee. The Employee covenants and agrees as follows:

                  (a) Any business which he conducts during the Term of Employment hereunder will be only in and through the offices of the Corporation and in the name of and for the benefit of the Corporation, and its subsidiaries.

                  (b) He will fully and promptly disclose to the Corporation in writing, if requested, information regarding all business transacted, negotiations entered into or prospective business developed on behalf of and for the benefit of the Corporation.

                  (c) All trade which he has solicited for the Corporation and all systems and methods used or devised by him during the Term of Employment shall be the exclusive property of the Corporation.

                  (d) He will safely guard, maintain and keep confidential all documents, records and instruments (and all copies thereof) of the Corporation which are given into his custody or control and will deliver up all or any such documents or instruments, whether in written or electronic form, at the request of the Corporation.

                  (e) He will not use or disclose, either during or after the Term of Employment, trade secrets, commercial methods, lists of customers or other confidential information concerning the business of the Corporation which he will have access to by virtue of his employment hereunder.

         7. Termination of Employment.

                  (a) Death: If, at any time during the Term of Employment, the Employee dies, this Agreement and the Employee's employment shall terminate and the Corporation's obligation to pay any compensation, and provide any benefits hereunder shall cease as of the date of death. However, any compensation earned by the Employee prior to his death which remains unpaid at his death and a pro-rata portion of his bonus compensation shall be paid to the executor or legal representative of the Employee's estate no later than thirty (30) days after the date of death.

                  (b) Termination for Good Cause: The Corporation may at any time during the Term of Employment, by written notice, terminate this Agreement and discharge the Employee upon a finding by the Board of Directors of "good cause" (as defined below) for such termination, whereupon the Corporation's obligation to pay any compensation, and provide any benefits hereunder shall cease as of the date of termination. As used herein, termination for "good cause" shall mean termination of employment by reason of (i) the Employee's habitual alcoholism, drug abuse or addiction; (ii) the conviction of the Employee of a felony or fraud; (iii) misappropriation by the Employee of any amount of money or other assets or properties of the Corporation or its affiliates; (iv) the failure by the Employee to substantially perform the reasonable and attainable directions received from the Board of Directors of the Corporation; (v) the willful and


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unauthorized disclosure by the Employee of any Corporation trade secrets or financial information or data which has resulted, or is likely to result, in damage to the Corporation; (vi) the engaging by the Employee in misconduct (including, without limitation, a breach of stated corporate policy (as delivered to the Employee) applicable to employees generally or a violation of law relative to the Corporation or its business), which is determined by the Board of Directors to be injurious to the Corporation, monetarily or otherwise; or (vii) a breach of any of the provisions of this Agreement.

                  The written notice of termination provided above shall mean a notice delivered to the Employee in accordance with Section 15 hereof.

                  (c) Termination Other Than for Good Cause: The corporation may, at any time during the Term of Employment, by written notice, terminate this agreement. If, during the Term of Employment, the Corporation terminates the Employee's employment other than for good cause, as defined in Section 7(b), the Employee shall be entitled to collect his salary as set forth in Section 4(a) for the months remaining in the Initial or any Extended Term following such termination.

                  (d) Permanent Disability: In the event the Employee becomes permanently disabled (as defined herein) during the Term of Employment, this Agreement and the Employee's employment shall terminate as of the date of such permanent disability and the Corporation's obligation to pay any compensation, and provide any benefits hereunder shall cease as of the date of such disability provided, however, any compensation earned by or due to the Employee prior to the date of disability which remains unpaid and a pro-rata portion of his bonus compensation shall be paid to the Employee no later than thirty (30) days after the date of Employee's permanent disability. Employee shall be considered "permanently disabled" if he is unable to perform his duties for the Corporation as determined by the Board of Directors in good faith on the basis of two (2) medical opinions received by the Board from two (2) physicians licensed to practice medicine in the State of New York. The Board of Directors' determination regarding permanent disability shall be binding and conclusive on the Employee.

                  (e) Voluntary Resignation and Cessation of Services: If the Employee voluntarily terminates his employment (other than due to physical or mental disability) with the Corporation or otherwise voluntarily ceases to render services for the Corporation as required by this Agreement, this Agreement and the Employee's employment shall terminate and the Corporation's obligation to pay any compensation and bonus compensation and provide any benefits hereunder shall cease as of the date of such termination provided, however, any compensation earned by or due to the Employee prior to the date of termination and a pro-rata portion of his bonus compensation shall be paid to the Employee no later than thirty (30) days after the date of such termination. The Corporation shall reserve whatever rights, if any, it may have against the Employee under this Agreement or otherwise for such termination.

         8. Books and Records. Upon the termination or cessation of the Employee's


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employment or expiration of this Agreement, all books, papers and other personal property used by the Employee in connection with his employment hereunder and in furtherance of this Agreement, including without limitation, any computer programs and data stored in electronic form, shall be surrendered forthwith to the Corporation.

         9. Covenant Not to Compete; Solicitation.

                  (a) Employee agrees that during the Term of Employment hereunder and for a period of one (1) year after the termination or cessation of Employee's employment with the Corporation for any reason whatsoever, Employee shall not, without the prior written consent of the Corporation, accept employment or render services to any person, firm or corporation, in competition with the Corporation or any of its affiliates in the United States of America or any of its territories or possessions, or enter into or in any manner take part in or lend his name, counsel or assistance to any venture, enterprise, business or endeavor either as a proprietor, principal, shareholder, employee, officer, partner, independent contractor, owner, investor, agent, consultant or in any other capacity whatsoever for any purpose which would in any respect be competitive with the business of the Corporation in existence during the Term of Employment hereunder or at the time of his termination or cessation of employment.

                  (b) For a period of one (1) year after termination or cessation of Employee's employment with the Corporation for any reason whatsoever, Employee shall not, without the prior written consent of the Corporation, solicit for employment any person who is employed by the Corporation during the Term of Employment or during the 180 days following the employee's termination or cessation of employment.

         10. Protection of Confidential Information. In view of the fact that Employee's work for the Corporation will bring him into close contact with confidential affairs thereof, as well as plans for future development, Employee agrees, both during and after his Term of Employment, to the following:

                  (a) Secrets. To keep secret and retain in the strictest confidence all confidential or specialized data or information of the Corporation, including, without limitation, trade "know how" and trade secrets, customer lists, pricing policies, production methods, technical processes, construction designs and processes, manufacturing processes and inventions and research projects and other business affairs of the Corporation, acquired or learned by him heretofore or hereafter, and not to use or disclose any such confidential or specialized data or information for his own benefit and further not to disclose it to any person, firm or corporation, except in the course of performing his duties hereunder or with the Corporation's prior express written consent and except for matters that are within the common knowledge of the industry or its customers. The Employee will not submit for publication in any manner any information with respect to products, operations, inventions, discoveries, improvements or business methods


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relating to the business of the Corporation as acquired by him during his Term of Employment or thereafter, except as authorized in writing by the Company.

                  (b) Return Memoranda, etc. To deliver promptly to the Corporation on any termination of his employment, or at any other time the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation's business and all property associated therewith, which he may then possess or have under his control, and whether generated by him or by others.

         11. Solicitation of Customers. In the event Employee's employment with the Corporation is terminated for any reason, the Employee shall not, for a period of three (3) years following such termination, communicate with or contact any customers of the Corporation in the United States, or any of its territories or possessions, for the purpose of soliciting their business in competition with the Corporation without the prior written consent of the Corporation.

         12. Specific Enforcement. Employee acknowledges and agrees that the services to be rendered by him to the Corporation are of a special and unique character, that the Corporation has made a substantial investment in the business with which Employee will be involved, that the restrictions on Employee's activities as contained in this Agreement are required for the Corporation's reasonable protection, and that any breach of this Agreement will result in irreparable and continuing damage to the Corporation for which there will be no adequate remedy at law. Employee further acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of this Agreement will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive relief, specific performance and other equitable relief for such breach or threatened breach and that resort by the Corporation to any such equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach.

         13. Expense of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity by either party to this Agreement to enforce the covenants contained in this Agreement or to obtain money damages for the breach thereof, each party shall pay his or its own expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

         14. Waiver of Breach. A waiver of breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         15. Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by confirmed telex, telecopy or facsimile transmission or delivered or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:


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To Employee:                               To Corporation:

Nolan Bushnell                             Mouli Cohen
3860 Woodside Road                         President and Chief Executive Officer
Woodside, California  94062                Aristo International Corporation
                                           152 West 57th Street
                                           New York, New York  10019

or to such other address as any party shall furnish to the other by notice given in accordance with this Section.

         16. Governing Law. The validity, performance and enforcement of this Agreement, shall be governed by the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         17. Consent of Jurisdiction. Each of the parties hereto (a) consents and submits to the jurisdiction of the Courts of the State of New York and of the Courts of the United States for the Southern District of New York for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and thereof; (b) consents and submits to the venue of such action or proceeding in the City of New York, County of New York (or such judicial district of a Court of the United States as shall include the same.)

         18. Successors; Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Corporation and any successor or successors in interest of the Corporation through consolidation, merger or sale of its business. This Agreement is a personal employment contract and may not be assigned, pledged or otherwise transferred by Employee or the Corporation, except by the Corporation to a successor or successors in interest of the Corporation through consolidation, merger or sale of its business.

         19. Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, with respect thereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought.

         20. Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         21. Paragraph Headings. The titles of each paragraph are inserted for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.


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         22. No Conflict. Employee represents and warrants to the Corporation that he is not now under any obligation of a contractual or quasi-contractual nature to any person, firm, corporation or other organization which is inconsistent or in conflict with this Agreement or which would prevent, or substantially limit or impair the performance of his obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 19th day of April, 1996.

Attest:

                                          ARISTO INTERNATIONAL CORPORATION

Witness:

                                          By:
                                             -----------------------------------
                                               Name:    Mouli Cohen
                                               Title:   President



                                          --------------------------------------
                                                        Nolan Bushnell


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                        AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT , made this ___ date of September, 1996, by and between Aristo International Corporation, a Delaware corporation (the "Corporation") and Nolan Bushnell (the "Employee").

                              W I T N E S S E T H :

WHEREAS, The Corporation and the Employee entered into an agreement on the 19th day of April, 1996 (the "Employment Agreement"); and

WHEREAS, the Corporation and the Employee now desire to amend the Employment Agreement;

NOW THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Corporation and the Employee agree to the terms and conditions of this Amendment to Employment Agreement, mutually intending to be legally bound thereby:

         1. Extension of Term. The parties hereby agree to amend Section 2 of the Employment Agreement to extend the Initial Term of Employment from June 30, 1997 to October 31, 1999; provided, however, that at any time after June 30, 1997, the Corporation shall have the option to terminate, for any reason, and/or renegotiate the Employment Agreement in the event the Corporation shall fail to have completed a public offering of at least 2 million shares of its capital stock on or before June 30, 1997.

         2. Grant Of Options. The Corporation hereby agrees to amend Section 4 of the Employment Agreement to grant Employee all of the available options now remaining or hereinafter becoming available under the Corporation's 1995 Stock Option Plan, which originally had 1,000,000 authorized shares, and which now has _____ options available, which will vest at the rate of 100,000 options at the end of fiscal year of the Corporation, beginning October 31, 1997, until all options available under the plan are vested; provided, however, that the vesting of such options may be accelerated as hereinafter provided. In the event the Corporation shall achieve gross revenues from the sale and operation of location based, coin operated products as contemplated by the group of products called "PlayNet" of $35 million for the Corporation's fiscal year ending October 31, 1997, then the vesting of an additional 400,000 options shall be accelerated to October 31, 1997 upon verification that such level of gross revenues have been achieved. In the event the Corporation shall achieve gross revenues from the sale and operation of location based, coin operated products as contemplated by the group of products called "PlayNet" of $99 million for the Corporation's fiscal year ending October 31, 1998, then the vesting of an additional 400,000 options (or so many as shall then remain available for vesting) shall be accelerated to October 31, 1998 upon verification that such level of gross revenues have been achieved. Such gross revenues shall be determined by the Corporation's independent
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auditors, and it is hereby understood and acknowledged that it may require up to an addition 90 days following the close of the said fiscal year for the determination to be made.

         3. Signing Bonus. In consideration for the execution of this Agreement, the Corporation shall immediately issue the Employee the amount of 50,000 shares of the Corporation's fully paid and non-assessable Common Stock par value $.001 per share, which shares the Employee hereby acknowledges shall not have been registered and shall contain a restrictive (144) legend.

         4. Ratification. Except as expressly set forth above, the terms and conditions of the Employment Agreement are hereby ratified and confirmed, and the Employment Agreement is incorporated herein by this reference as if re-written at length.

         5. Entire Agreement. This document contains the entire agreement of the parties hereto regarding the relationship originally described in the Employment Agreement and supersedes any prior written or oral agreements between them concerning the same. This Employment Agreement may not be further amended or modified except by an instrument in writing signed by the parties.

         6. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this agreement to be signed as of the year first above written.


                                Aristo International Corporation

                                by: /s/ Mouli Cohen
                                   -----------------------------
                                    /s/ Nolan Bushnell
                                   -----------------------------
                                        Nolan Bushnell